NEWS
For Immediate Release                        From MasTec, Inc.
February 3, 1998                             3155 N.W. 77th Avenue, Suite 135
                                             Miami, Florida 33122-1205
                                             Tel :    (305) 599-1800
                                             Fax :    (305) 406-1908
                                             For more information contact:
                                             Edwin D. Johnson,
                                             Chief Financial Officer
                                             ejohnson@mastec.com


              MASTEC, INC. RAISES $200 MILLION IN SUBORDINATED DEBT

MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today that it has sold $200 million in senior subordinated notes due in 2008 with a coupon rate of 7 3/4 percent. The notes have been sold at a discount to yield 7.77 percent to investors. The offering was increased from $150 million to take advantage of attractive interest rates and proceeds will be used for general corporate purposes, including acquisitions, working capital and capital expenditures. The notes were sold in a private placement with registration rights.

Jorge Mas, Chairman and Chief Executive Officer, said: "We were very pleased with the reception of the investment community to our note offering, which has galvanized us to continue our growth strategy. Our position as the principal consolidator in a fragmented industry, coupled with strong access to capital, provides us with a unique opportunity for expansion and enhancement of shareholder value."

Opening the Lines of Communication(R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain. For more information, please visit our web site at www.mastec.com.


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